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                                                                   EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

  The Registrant is the holding company for Orbit Advanced Technologies, Inc., a Delaware corporation and its wholly owned subsidiary, Flam & Russell, Inc., a Delaware corporation, and Orbit F.R. Engineering, Ltd., an Israeli corporation. The Registrant is also the holding company for Wireless Products Holding Company, Inc., Wireless Software Holding Company, Inc. and Wireless Investments Holding Company, Inc., all of which are Delaware corporations.